                                                                    EXHIBIT 99.1



Thursday, August 13, 1998
COMPANY PRESS RELEASE

Source:  COHR Inc.

COHR REVENUES RISE 6.9 PERCENT IN THE FIRST QUARTER

CHATSWORTH, CA -- COHR Inc. (NASDAQ-CHRI) today announced revenues of $26.5 million for its first quarter ended June 30, 1998, an increase of 6.9% over the first quarter of the prior fiscal year. The net loss for the first quarter of fiscal year 1999 was $1.1 million, or $0.17 per basic share, compared to a net loss of $355,000, or $0.06 per basic share, in the first quarter of fiscal year 1998.

Included in the $1.1 million net loss were special charges of $479,000, representing severance costs incurred during the quarter. In addition, the net loss included continuing legal expenses associated with pending shareholder litigation.

Ray List, Chief Executive Officer of COHR Inc. commented, "The top-line growth at a time when the Company is restructuring and emerging from a difficult period in its history is truly gratifying. Our customers continue to want the high-quality services we offer." List continued, "Our focus is not only on revenue growth, but also on reducing administrative expenses, improving operating margins and managing our balance sheet more effectively. Between January and June of this year, we reduced our overall headcount by 10%. Our goal is to restore the Company to profitability as quickly as possible, and the first quarter represented a good start."

The COHR MasterPlan segment, the Company's equipment sales and servicing group and largest operating division, generated revenues of $20.8 million in the first quarter, compared to $19.2 million in last year's first quarter. The Purchase Connection segment, which includes the Company's group purchasing organization
(GPO) and other ancillary businesses, produced revenues of $5.7 million in the quarter, compared to $5.6 million in last year's first quarter, with revenue growth in the GPO being partially offset by declines in the ancillary businesses.

The Company's annual Shareholder's Meeting is scheduled for August 14, 1998, at 11:00 a.m. (PDT), at the Company's headquarters in Chatsworth, California. The Company will not conduct a conference call in conjunction with this earnings release.

COHR Inc. is a national outsourcing service organization providing equipment sales and servicing, group purchasing and other ancillary services to hospitals, integrated health systems and alternative site providers.

This press release includes statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, the Company's actual future results could differ materially from historical results and from those set forth in the forward-looking statements. Some of the factors that could cause actual results to differ materially include the effect of final accounting adjustments, the collectibility of accounts receivable, competitive conditions, the effect of prior restatements of financial statements on the results of operations or on relationships with customers, and other factors identified in the Company's documents filed from time to time with the Securities and Exchange Commission.



                                     *******

                           COHR INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OPERATIONS -- (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                      Three Months Ended                 Three Months Ended
---------------------------------------------- ---------------------------------- ----------------------------------
                                                         June 30, 1998                      June 30, 1997
                                                         -------------                      -------------
---------------------------------------------- ---------------------------------- ----------------------------------
Revenues                                                  $  26,513                          $  24,811
---------------------------------------------- ---------------------------------- ----------------------------------
Direct Operating Expenses                                    18,618                             17,148
---------------------------------------------- ---------------------------------- ----------------------------------
Gross Margin                                                  7,895                              7,663
---------------------------------------------- ---------------------------------- ----------------------------------
Selling, General and Administrative Expenses                  8,664                              8,518
---------------------------------------------- ---------------------------------- ----------------------------------
Special Charges                                                 479                               ____
---------------------------------------------- ---------------------------------- ----------------------------------
Operating Loss                                            $ (1,248)                          $   (855)
---------------------------------------------- ---------------------------------- ----------------------------------
Interest Income, Net                                            160                                296
---------------------------------------------- ---------------------------------- ----------------------------------
Loss Before Income Tax Benefit                              (1,088)                              (559)
---------------------------------------------- ---------------------------------- ----------------------------------
Income Tax Benefit                                           ______                                204
---------------------------------------------- ---------------------------------- ----------------------------------
Net Loss                                                  $ (1,088)                          $   (355)
                                                          =========                          =========
---------------------------------------------- ---------------------------------- ----------------------------------
Net Loss Per Share - Basic                                $  (0.17)                          $  (0.06)
                                                          =========                          =========
---------------------------------------------- ---------------------------------- ----------------------------------
Number of Shares Used to Compute Net Loss
Per Share - Basic                                             6,433                              6,419
---------------------------------------------- ---------------------------------- ----------------------------------